Exhibit 4.3

[FORM OF NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”), AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO UNITED TECHNOLOGIES CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

THIS SECURITY IS A SECURITY IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A COMMON DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH COMMON DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

No. [__]	€[______________]

UNITED TECHNOLOGIES CORPORATION 1.250% NOTE DUE 2023

CUSIP NO. [______________]
Common Code NO. [______________]
ISIN NO. [______________]

UNITED TECHNOLOGIES CORPORATION, a Delaware corporation (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, the registered Holder hereof, as nominee of The Bank of New York Mellon (London Branch) as common depositary for Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), the principal sum of [            ] (€[            ]), or such other principal sum as shall be specified in the Schedule of Increases or Decreases in Global Security attached hereto, on May 22, 2023, and to pay interest thereon from May 22, 2015 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually in arrears on May 22 of each year, commencing on May 22, 2016, at the rate of 1.250% per annum, until the principal hereof is paid or made available for payment. Interest on this Security will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Security (or May 22, 2015 if no interest has been paid on this Security), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market

Association. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at, if the Securities are in definitive form, the close of business on the preceding May 7 (whether or not a Business Day), or, if the Securities are represented by one or more global Securities, the close of business on the Business Day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the Interest Payment Date (the “Regular Record Date”). If the date on which a payment of interest or principal is scheduled to be paid is not a Business Day, then that interest or principal will be paid on the next succeeding Business Day, and no further interest will accrue as a result of such delay. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Securities may be listed, all as more fully provided in said Indenture. Each payment of interest hereon shall include interest accrued from and including the issue date or the most recent preceding Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to and excluding the relevant Interest Payment Date or Maturity, as the case may be. This Security is a Security for purposes of the Indenture. Unless otherwise noted, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions are authorized or obligated by law or executive order to be closed in New York City or London and, for any place of payment outside of New York City or London, in such place of payment, and which is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

Payment of the principal of and premium, if any, and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the City of London, England, which shall be initially the corporate trust office of The Bank of New York Mellon (London Branch), located at One Canada Square, London E14 5AL; provided, however, that at the option of the Company payment of principal or interest may be made by wire transfer to an account designated by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, in either case in same-day funds.

All payments on this Security will be payable in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Security will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in the Company’s sole discretion. Any payment in respect of this Security so made in U.S. dollars will not constitute an Event of Default with respect to the Securities of this series or under the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

“euro” and “€” means the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: _______________

[SEAL]

UNITED TECHNOLOGIES CORPORATION
By:
Name: Title:

Attested:

By:
Name: Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

Dated: _____________________

[REVERSE OF SECURITY]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Amended and Restated Indenture, dated as of May 1, 2001, as it may be supplemented from time to time (herein called the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as Trustee (successor to The Bank of New York) (herein called the “Trustee”, which term includes any successor trustee under the Indenture with respect to the series of which this Security is a part), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof. The Indenture does not limit the aggregate principal amount of the Securities or the Securities of this series that may be issued thereunder. Additional Securities of this series may be issued from time to time hereafter; provided that any such additional Securities that are not fungible with this Security for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than this Security.

The Company may, at its option, redeem all or any part of this Security. If it chooses to do so, it shall mail or electronically deliver, according to the procedures of the applicable depositary, notice of redemption to the Holder hereof (with a copy to the Trustee and the Paying Agent) not less than 30 days and not more than 60 days before the Redemption Date. If this Security is redeemed prior to February 22, 2023, the Redemption Price shall equal the greater of:

(i) 100% of the principal amount of the Securities of this series to be redeemed; or

(ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 15 basis points.

In each case, the Redemption Price shall also include interest accrued to, but excluding the Redemption Date on the principal balance of the Securities of this series to be redeemed.

In addition, at any time on or after February 22, 2023, the Company may redeem some or all of the Securities of this series at its option, at a Redemption Price equal to 100% of the principal amount of the Securities of this series to be redeemed, plus, in every such case, interest accrued to, but excluding, the Redemption Date on the principal balance of the Securities of this series to be redeemed.

In any case, the principal amount of this Security remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.

For purposes of the optional redemption provisions of this Security, the following terms will be applicable:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German federal government bond whose maturity is closest to the maturity of the Securities of this series to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German federal government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means, with respect to any Redemption Date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Securities of this series to be redeemed, if they were to be purchased at such price on the third Business Day prior to the Redemption Date, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Remaining Scheduled Payments” means, with respect to each Security of this series being redeemed, the remaining scheduled payments of principal and interest on that Security that would be due after the related Redemption Date but for the redemption. If, however, the Redemption Date is not an Interest Payment Date with respect to that Security, the amount of the next succeeding scheduled interest payment on that Security that would have been due will be deemed reduced by the amount of interest accrued on the Security to the Redemption Date.

On and after any Redemption Date, interest shall cease to accrue with respect to the Securities of this series, or any portion of the Securities of this series, called for redemption and for which the Redemption Price has been paid or made available for payment. Prior to any Redemption Date, the Company shall deposit with the Paying Agent money sufficient to pay the Redemption Price on the Securities of this series to be redeemed on such Redemption Date. If less than all of the Securities of this series are redeemed, the Trustee shall choose the Securities of this series to be redeemed by any method that it deems fair and appropriate, provided that if the Securities of this series are represented by one or more global Securities, beneficial interests in the Securities of this series will be selected for redemption by Euroclear and Clearstream in accordance with their respective standard procedures therefor.

Notwithstanding Section 1104 of the Indenture, the notice of any redemption referred to above occurring prior to February 22, 2023, need not set forth the Redemption Price therefor but only the manner of calculation thereof. Promptly after the calculation of such Redemption Price, the Company shall give the Trustee notice thereof and the Trustee shall not be responsible for such calculation.

All payments of principal, premium, if any, and interest in respect of the Securities by the Company or a Paying Agent on the Company’s behalf will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges imposed or levied by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law. In the event such withholding or deduction for Taxes is required by law, subject to the limitations described below, the Company will pay to any Non-U.S. Holder (as defined below) or any foreign partnership such Additional Amounts as may be necessary to ensure that the net amount received by such Person, after withholding or deduction for such Taxes, will be equal to the amount such Person would have received in the absence of such withholding or deduction. However, no Additional Amounts shall be payable with respect to any Taxes if such Taxes are imposed or levied for reasons unrelated to the Holder’s or beneficial owner’s ownership or disposition of Securities of this series, nor shall Additional Amounts be payable for or on account of:

(1) any Taxes which would not have been so imposed, withheld or deducted but for:

(i) the existence of any present or former connection between the Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a Person having a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or Person having such a power) being or having been a citizen or resident or treated as a resident of the United States, being or having been engaged in a trade or business in the United States, being or having been present in the United States, or having or having had a permanent establishment in the United States;

(ii) the failure of the Holder or beneficial owner to comply with any applicable certification, information, documentation or other reporting requirement, if compliance is required under the tax laws and regulations of the United States or any political subdivision or taxing authority of or in the United States to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Form W-8IMY (and related documentation) or any subsequent versions thereof or successor thereto); or

(iii) the Holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(2) any Taxes which would not have been imposed, withheld or deducted but for the failure of the Holder or beneficial owner to meet the requirements (including the certification requirements) of Section 871(h) or Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”);

(3) any Taxes which would not have been imposed, withheld or deducted but for the presentation by the Holder or beneficial owner of such Security for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the Security is duly provided for and notice is given to Holders, whichever occurs later, except to the extent that the Holder or beneficial owner would have been entitled to such Additional Amounts on presenting such Security on any date during such 30-day period;

(4) any estate, inheritance, gift, sales, excise, transfer, personal property, wealth or similar Taxes;

(5) any Taxes which are payable otherwise than by withholding or deduction from a payment on such Security;

(6) any Taxes which are imposed, withheld or deducted with respect to, or payable by, a Holder that is not the beneficial owner of the Security, or a portion of the Security, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(7) any Taxes required to be withheld or deducted by any Paying Agent from any payment on any Security of this series, if such payment can be made without such withholding or deduction by at least one other Paying Agent;

(8) any Taxes required to be withheld or deducted where such withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such European Council Directive;

(9) any Taxes imposed, withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

(10) any Taxes that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the applicable payment becomes due or is duly provided for, whichever occurs later; or

(11) any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

Any Additional Amounts paid on the Securities of this series will be paid in euro. For purposes of this paragraph and the immediately preceding paragraph, the acquisition, ownership, enforcement, or holding of or the receipt of any payment with respect to a Security of this series will not constitute a connection (A) between the Holder or beneficial owner and the United States or (B) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a Person having a power over, such Holder or beneficial owner if such Holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States. Except as specifically provided under this paragraph and the immediately preceding paragraph, the Company will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority. If the Company is required to pay Additional Amounts with respect to the Securities of this series, the Company will, in accordance with the Indenture, notify the Trustee and Paying Agent pursuant to an Officers’ Certificate that specifies the Additional Amounts payable and when the Additional Amounts are payable. If the Trustee and the Paying Agent do not receive such an Officers’ Certificate from the Company, the Trustee and Paying Agent may rely on the absence of such an Officers’ Certificate in assuming that no such Additional Amounts are payable. In addition, the Company undertakes that, to the extent permitted by law, the Company will maintain a Paying Agent that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.

For purposes of this Security, (i) “Non-U.S. Holder” means a beneficial owner of a Security that is neither a U.S. Holder (as defined below) nor a partnership for U.S. federal income tax purposes and (ii) “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes: (A) an individual who is a citizen or resident of the United States; (B) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia; (C) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (D) a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

The Company may redeem the Securities of this series at its option, in whole but not in part, at a Redemption Price equal to 100% of the principal amount of the Securities of this series to be redeemed, together with any accrued and unpaid interest on the Securities of this series to be redeemed to, but excluding, the Redemption Date, at any time, if: (1) the Company has or will become obliged to pay Additional Amounts with respect to such Securities as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the United States or any political subdivision of or in the United States or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted, adopted, announced or becomes effective on or after May 18, 2015; or (2) on or after May 18, 2015, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any taxing authority thereof or therein, including any of those actions specified in clause (1) above, whether or not such action was taken or brought with respect to the Company, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that the Company will be required to pay Additional Amounts with respect to such Securities (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel described in clause (B) of the second succeeding sentence below to such effect is delivered to the Trustee and the Paying Agent). Notice of any such redemption will be mailed, or delivered electronically, if held by or on behalf of any depositary, in accordance with such depositary’s customary procedures, at least 30 days but not more than 60 days before the Redemption Date to each registered Holder of the Securities of this series to be redeemed; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of the Securities of this series was then due. Prior to the mailing or delivery of any notice of redemption pursuant to this paragraph, the Company will deliver to the Trustee and the Paying Agent: (A) a certificate signed by one of the Company’s officers stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to so redeem have occurred, and (B) a written opinion of independent tax counsel of nationally recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a material probability that the Company will be required to pay Additional Amounts as a result of such action, change, amendment, clarification, application or interpretation, as the case may be. Such notice of redemption, once delivered by the Company will be irrevocable.

This Security is not repayable at the option of the Holder hereof and is not subject to the operation of any sinking fund.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The provisions of Section 1402 and Section 1403 of the Indenture relating to defeasance and covenant defeasance, respectively, shall apply to this Security. Pursuant to Section 1404(5) and Section 1404(6) of the Indenture, any such defeasance or covenant defeasance shall be conditioned on receipt of an Opinion of Counsel relating to the federal income tax consequences of such defeasance or covenant defeasance.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of all Securities at the time Outstanding to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Outstanding Securities, to waive compliance by the Company with certain provisions of the Indenture, and contains provisions permitting the Holders of specified percentages in principal amount, in certain instances of the Outstanding Securities of individual series and in other instances of all Securities at the time Outstanding, to waive on behalf of all of the Holders of Securities of such individual series or of the Holders of all Securities at the time Outstanding, as the case may be, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount, in certain instances of the Securities of this series at the time Outstanding and in other instances of all Outstanding Securities, shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of not less than a majority in principal amount of Securities of this series at the time Outstanding or of all Outstanding Securities, as the case may be, a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof (and premium, if any) or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay or make provision as provided in Article Fourteen of the Indenture for the payment of the amount of principal of (and premium, if any) and interest on this Security herein provided, and at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein and herein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of €100,000 and any integral multiple of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Security have been made:

Date of exchange	Amount of decrease in principal amount of this Security	Amount of increase in principal amount of this Security	Principal amount of this Security following such decrease or increase	Signature of authorized signatory of Trustee or Security Custodian

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

____________________________

(Please print or type name and address, including postal zip code of assignee)

the within permanent global Security and all rights thereunder, irrevocably constituting and appointing attorney to transfer said permanent global Security on the books of the Company, with full power of substitution in the premises.

Dated: __________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within permanent global Security in every particular, without alteration or enlargement or any change whatever, and must be guaranteed by a commercial bank or trust company having its principal office or correspondent in The City of New York or by a member of the New York Stock Exchange.